Exhibit 99.1

[VIVUS LOGO]

COMPANY CONTACT:	INVESTOR CONTACTS:
VIVUS, Inc.	Lippert/Heilshorn & Associates, Inc.
Richard Walliser	Bruce Voss (bvoss@lhai.com)
(650) 934-5200	(310) 691-7100
ir@vivus.com	Jody Cain (jcain@lhai.com)
www.vivus.com	www.lhai.com
Media Contact
IRG
Janet Vasquez
(theproteam@aol.com)
(212) 825-3512

FOR IMMEDIATE RELEASE

VIVUS REPORTS FIRST QUARTER FINANCIAL RESULTS

MOUNTAIN VIEW, Calif. (April 16, 2003) — VIVUS, Inc. (Nasdaq NM: VVUS), a pharmaceutical company developing innovative products to improve quality of life, today reported financial results for the three months ended March 31, 2003.

For the first quarter of 2003, VIVUS reported a net loss of ($3.2) million, or ($0.10) net loss per share, compared with a net loss of ($1.9) million, or ($0.06) net loss per share, during the same quarter in 2002. Lower U.S. product revenue contributed to the change from the same period last year.

U.S. net product revenue was $3.4 million in the first quarter of 2003 as compared to $5.8 million in the first quarter of 2002. We believe the decrease in revenues in the quarter ended March 31, 2003 is primarily due to wholesaler buying patterns. Based on information from our third party data resource providers, total unit demand for MUSE in the U.S. in the first quarter of 2003 decreased by only 5% as compared to the first quarter of 2002. We believe 2003 product revenues will be consistent with 2002 levels.

International product revenue was $878 thousand for the first quarter of 2003, an increase of $253 thousand compared to the same period in the previous year. The increase in international revenue in the first quarter of 2003 is a result of our new distributor Meda building their inventories to levels that are sufficient to support MUSE sales in the European marketplace. Based on current forecasts from Meda, we anticipate that 2003 international product revenue will continue to increase over 2002 levels.

Cost of goods sold in the first quarter of 2003 was $2.8 million, as compared to $3.4 million for the same period in the previous year. Lower sales volumes in the first quarter of 2003 resulted in lower manufacturing costs of $379 thousand. We also used certain raw material inventory, the cost basis of which had been reduced to zero in prior years. This had a favorable impact on our gross profit in the first quarter of 2003 of $190 thousand.

Research and development expenses for the first quarter of 2003 were $2.3 million, as compared to $2.8 million for the first quarter of 2002. The decrease is due to heavier clinical trial activity in the first quarter of 2002 as compared to the first quarter of 2003.

Selling, general and administrative expenses in the first quarter of 2003 of $2.6 million were comparable to the same period last year.

The Company recorded a tax benefit of $300 thousand in the first quarter of 2002 based on an updated estimate of our tax liabilities. There was no such benefit in 2003.

Unrestricted cash, cash equivalents and available–for–sale securities at March 31, 2003 totaled $29.8 million, down $50 thousand from December 31, 2002.

Product Pipeline Update

As previously announced, VIVUS’ recently completed study to evaluate ALISTA™ (topical alprostadil) for the treatment of women with female sexual arousal disorder (FSAD) demonstrated a significantly greater improvement over baseline in the primary endpoint of sexual arousal and/or orgasm with a 400 mcg dose of ALISTA than with placebo.  Improvements over baseline in secondary endpoints were not significantly different from those observed with placebo. The positive effect observed at 400 mcg corroborates results obtained in an earlier in–clinic study. There was a dose–related incidence of discomfort at the site of application, but this was in general mild and transient.

The Company also initiated a Phase II clinical trial to evaluate the safety and efficacy of ALISTA in premenopausal women. This at–home, double–blinded, placebo controlled study is being conducted at multiple sites throughout the United States.

In November of 2002, VIVUS initiated a proof–of–principal clinical trial to evaluate the safety and efficacy of VI–0162, a proprietary, oral, on–demand treatment for premature ejaculation (PE). This ongoing double–blinded crossover study will provide data for the future development of VI–0162. Results are anticipated by the end of the second quarter 2003.

A multidose pharmacokinetic trial with TA–1790, our oral on–demand therapy for erectile dysfunction, has been completed and data is being analyzed.

About VIVUS

VIVUS, Inc. is a pharmaceutical company engaged in the development of innovative therapies for the treatment of quality–of–life disorders in men and women, with a focus on sexual dysfunction. Current development programs target Female Sexual Dysfunction (FSD), Erectile Dysfunction (ED) and Premature Ejaculation (PE). The Company developed and markets in the U.S. MUSE® (alprostadil) and ACTIS®, two innovations in the treatment of erectile dysfunction, and has partnered with Meda AB (Stockholm: MEDAa.ST) for the international marketing and distribution of its male transurethral ED products. In Canada, VIVUS has partnered exclusively with Paladin Labs (TSE: PLB) to market and distribute MUSE.

NOTE TO INVESTORS: VIVUS will hold a conference call to discuss first quarter financial results today, April 16, 2003, beginning at 4:30 p.m. Eastern Time. You are invited to listen to this call (live or 14-day replay) via the Internet at the VIVUS website, www.vivus.com.

Note to editors and investors: Additional written materials, recent releases and Company information are available through a variety of sources, including the VIVUS website www.vivus.com and the VIVUS Fax-On-Demand Service (1-888-329-5719).

This news release contains forward-looking statements about the potential commercialization of products in treating male and female sexual dysfunction and reflects management’s current beliefs. However, as with any pharmaceutical under development, there are significant risks in development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this news release will be successful or that any product will receive regulatory approval for any indication. Further, even if the Company were to receive regulatory approval for a product, there could be no assurance that such a product would prove to be commercially successful. Please see the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's Form 10-K and Forms 10-Q, which identify these and other risks and uncertainties that may cause actual results or events to differ materially from those described in this news release.

Financial Tables Follow

VIVUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share amount)

	Three Months Ended

	March 31,	March 31,
	2003	2002

	(unaudited)	(unaudited)
Revenue
United States product	$3,808	$6,595
International product	878	625
Returns provision	(417)	(837)

Total revenue	4,269	6,383
Cost of goods sold	2,784	3,354

Gross profit	1,485	3,029

Operating expenses:
Research and development	2,284	2,773
Selling, general and administrative	2,572	2,688

Total operating expenses	4,856	5,461

Loss from operations	(3,371)	(2,432)
Interest and other income:
Interest Income	187	313
Loss on disposal equipment	(1)	(1)
Foreign exchange loss	(6)	(5)

Loss before benefit for income taxes	(3,191)	(2,125)
Benefit for income taxes	--	268

Net loss	$(3,191)	$(1,857)

Net loss per share:
Basic	$(0.10)	$(0.06)
Diluted	$(0.10)	$(0.06)
Shares used in per share computation
Basic	33,011	32,781
Diluted	33,011	32,781

VIVUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (in thousands, except per share amount)

	March 31,	December 31,
	2003	2002*

	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$10,187	$12,296
Available-for-sale securities	12,917	11,206
Accounts receivable, net	1,267	3,592
Inventories, net	1,581	1,358
Prepaid expenses and other assets	972	1,497

Total current assets	26,924	29,949
Property and equipment, net	9,562	10,084
Restricted cash	3,324	3,324
Available-for-sale securities, non-current	6,672	6,324

Total assets	$46,482	$49,681

Current Liabilities:
Accounts payable	$2,270	$1,866
Accrued and other liabilities	8,768	9,109

Total current liabilities	11,038	10,975
Accrued and other long-term liabilities	4,283	4,321

Total liabilities	15,321	15,296

Stockholders' equity:
Preferred stock; $1.00 par value; shares
authorized 5,000; shares issued and outstanding -
March 31, 2003 and December 31, 2002, 0	--	--
Common stock; $.001 par value; shares
authorized 200,000; shares issued and outstanding -
March 31, 2003, 33,013; December 31, 2002 32,999	33	33
Paid-in-capital	135,044	135,005
Accumulated other comprehensive income	209	281
Accumulated deficit	(104,125)	(100,934)

Total stockholders' equity	31,161	34,385

Total liabilites and stockholder's equity	$46,482	$49,681

* The Condensed Consolidated Balance Sheet at December 31, 2002 has been derived from the Company’s audited financial statements at that date.